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                                                                     EXHIBIT 4.6

                          MCDERMOTT INTERNATIONAL, INC.

                        1992 SENIOR MANAGEMENT STOCK PLAN

              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 1, 2002)


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                                TABLE OF CONTENTS

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                                                                                      PAGE
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ARTICLE I - ESTABLISHMENT, PURPOSE AND DURATION.................................        1

         1.1      Establishment of the Plan.....................................        1
         1.2      Purpose of the Plan...........................................        1
         1.3      Duration of the Plan..........................................        1

ARTICLE II - DEFINITIONS   .....................................................        3

         2.1      Definitions...................................................        3

ARTICLE III - ADMINISTRATION....................................................        8

         3.1      Plan Administration...........................................        8
         3.2      Authority of the Plan Administration Committee................        8
         3.3      Decisions Binding.............................................        8

ARTICLE IV - SHARES SUBJECT TO THE PROGRAM......................................        9

         4.1      Number of Shares..............................................        9
         4.2      Lapsed Awards.................................................        9
         4.3      Adjustments in Authorized Shares..............................        9

ARTICLE V - ELIGIBILITY AND PARTICIPATION.......................................       10

         5.1      Eligibility...................................................       10
         5.2      Actual Participation..........................................       10

ARTICLE VI - STOCK OPTIONS AND DEFERRED STOCK UNITS.............................       11

         6.1      Option Grants.................................................       11
         6.2      Option Award Agreement........................................       11
         6.3      Option Price..................................................       11
         6.4      Duration of Options...........................................       11
         6.5      Exercise of Options...........................................       12
         6.6      Payment  .....................................................       12
         6.7      Grant of Deferred Stock Units.................................       12
         6.8      DSU Agreement.................................................       12
         6.9      Voting Rights.................................................       13
         6.10     Dividends.....................................................       13
         6.11     Restrictions on Share Transferability.........................       13
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         6.12     Termination of Employment.....................................       14
         6.13     Non-transferability of Options and Deferred Stock Units.......       14
         6.14     Deferrals.....................................................       14

ARTICLE VII - BENEFICIARY DESIGNATION...........................................       15

         7.1      Beneficiary Designation.......................................       15

ARTICLE VIII - RIGHTS OF PARTICIPANTS...........................................       16

         8.1      Employment....................................................       16
         8.2      Participation.................................................       16

ARTICLE IX - REORGANIZATION OR CHANGE IN CONTROL................................       17

         9.1      Reorganization................................................       17
         9.2      Change in Control.............................................       17

ARTICLE X - AMENDMENT, MODIFICATION AND TERMINATION.............................       18

         10.1     Amendment, Modification and Termination.......................       18
         10.2     Awards Previously Granted.....................................       18

ARTICLE XI - WITHHOLDING   .....................................................       19

         11.1     Tax Withholding...............................................       19

ARTICLE XII - MISCELLANEOUS.....................................................       20

         12.1     Gender and Number.............................................       20
         12.2     Severability..................................................       20
         12.3     Requirements of Law...........................................       20
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                 ARTICLE I - ESTABLISHMENT, PURPOSE AND DURATION

1.1   ESTABLISHMENT OF THE PLAN

      McDermott International, Inc., a Panamanian corporation (hereinafter referred to as "International"), hereby establishes an incentive compensation plan to be known as the "McDermott International, Inc. Senior Management Stock Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Options and/or DSUs (as hereinafter defined) to senior managers of the Company (as hereinafter defined).

      Upon approval by the Board of Directors (as hereinafter defined), the plan shall become effective as of February 12, 1992 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein.

1.2   PURPOSE OF THE PLAN

      The purpose of the Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of Participants (as hereinafter defined) to those of International's shareholders and by providing Participants with an incentive for outstanding performance.

      The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants.

1.3   DURATION OF THE PLAN

      The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article X herein, until all Shares (as hereinafter defined) subject to Awards (as hereinafter defined) granted under it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after May 5, 2004.

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                            ARTICLE II - DEFINITIONS

2.1   DEFINITIONS

      Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

            (a) "Award" means a grant under the Plan of Options or Deferred Stock Units.

            (b) "Beneficial Owner" shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder, without regard, however, to the 60-day period referred to in such Section.

            (c) "Change in Control" of International shall be deemed to have occurred if the conditions set forth in any one or more of the following paragraphs shall have been satisfied:

                  (1) Any person, as described in Section 3(a)(9) of the Securities Exchange Act of 1934, (other than a person in control of International on the Effective Date, or other than a trustee or other fiduciary holding securities under an Employee benefit plan of International, or a corporation owned directly or indirectly by the stockholders of International in substantially the same proportions as their ownership of Shares of voting securities of International), is or becomes the Beneficial Owner, directly or indirectly, of voting securities of International representing thirty percent (30%) or more of the combined voting power of International's then outstanding securities, excluding for these purposes the Series A Participating Preferred Stock of International; or

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                  (2)   During any period of two (2) consecutive years (not
                        including any period prior to the execution of the
                        Plan), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by International's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority thereof; or

                  (3) The stockholders of International approve: (a) a plan of complete liquidation of International; or (b) an agreement for the sale or disposition of all or substantially all International's assets; or (c) a merger or consolidation of International with any other corporation, other than a merger or consolidation which would result in the voting securities of International outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50.1 percent of the combined voting securities of International (or such surviving entity) outstanding immediately after such merger or consolidation.

      However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if that Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant, has been identified as a potential equity participant or has agreed to become an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the shares of voting securities of


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      the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the disinterested Directors).

      (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (f) "Company" means McDermott International, Inc., a Panamanian corporation (or any successor thereto) and its subsidiaries and affiliates.

      (g) "Deferred Stock Unit" or "DSU" means a right to receive a Share at a specified future date, granted under Article VI herein.

      (h) "Director" means any individual who is a member of the Board of Directors of International.

      (i) "Employee" means any part-time or full-time Employee of the Company. Directors who are not otherwise employed by International shall not be considered employees under the Plan.

      (j) "Fair Market Value" shall mean the fair market value of a Share of common stock, as determined in accordance with procedures established by the Plan Administration Committee.

      (k) "Insider" shall mean an employee of the Company included in the definition of Officer under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder or other Employees designated as Officers by the Board.


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      (l)   "Officer" means an Employee of the Company included in the definition of Officer under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder or other Employees designated as Officers by the Board.

      (m) "Option" means a non-qualified Option to purchase Shares, granted under Article VI herein. The Options granted are not intended to qualify as "incentive stock options" as defined in Section 422 of the Code.

      (n) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Plan Administration Committee.

      (o) "Participant" means an Employee of the Company who has outstanding an Award granted under the Plan.

      (p) "Plan Administration Committee" means a Committee of Insiders designated by the Board to oversee the Plan (as specified in Article
            III).

      (q) "Qualified Domestic Relations Order" shall mean a valid and effective domestic relations order, as determined by the Plan Administration Committee.

      (r) "Reorganization" means a merger, consolidation, sale of all or substantially all of the Company's assets; or other corporate Reorganization in which the Company is not the surviving corporation (other than any such transaction the effect of which is merely to change the jurisdiction of incorporation of the Company); or any merger in which the Company is the surviving corporation but the holders of its Shares receive cash or securities of another corporation


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            or different securities of the surviving corporation; or a dissolution or liquidation of the Company.

      (s) "Shares" means the Shares of common stock, $1 par value, of International.


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                          ARTICLE III - ADMINISTRATION

3.1   PLAN ADMINISTRATION

      The Plan shall be administered by the Plan Administration Committee of International, each member of which shall serve at the discretion of the Board of Directors. The Plan Administration Committee may delegate its authorities as identified hereunder, except that they may not be delegated to any member of management who participates in or is eligible to participate in this Plan.

3.2   AUTHORITY OF THE PLAN ADMINISTRATION COMMITTEE

      The Plan Administration Committee shall have full power, except as limited by law or by the articles of incorporation or by-laws of International, and subject to the provisions herein, to determine the terms and conditions of Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article X herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Plan Administration Committee as provided in the Plan. Further, the Plan Administration Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3   DECISIONS BINDING

      All determinations and decisions made by the Plan Administration Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.


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                   ARTICLE IV - SHARES SUBJECT TO THE PROGRAM

4.1   NUMBER OF SHARES

      Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan shall be determined by the Board from time to time. These Shares may be either authorized but unissued Shares of common stock of International, or from Shares reacquired by International, including Shares purchased in the open market.

4.2   LAPSED AWARDS

      If any unexercised Option or outstanding Deferred Stock Unit granted under this Plan is cancelled, terminates, expires, or lapses for any reason, any Shares underlying such Award shall again be available for the grant of an Award under the Plan.

4.3   ADJUSTMENTS IN AUTHORIZED SHARES

      In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards, as may be determined to be appropriate and equitable by the Plan Administration Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares subject to any Award shall always be a whole number.


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                    ARTICLE V - ELIGIBILITY AND PARTICIPATION

5.1   ELIGIBILITY

      Persons eligible to participate in this Plan include select senior management Employees as determined at the discretion of the Plan Administration Committee. Officers will not be granted Options or DSUs under this Plan. Officer is defined in Section 2.1 herein and includes all individuals eligible to receive grants under International's 1992 Officer Stock Incentive Program. If, as a result of a change in employment, a Participant becomes an Officer, the Officer Participant will no longer be eligible to receive Awards under the Plan.

5.2   ACTUAL PARTICIPATION

      Subject to the provisions of the Plan, the Plan Administration Committee may, from time to time, at its sole discretion, select from senior management Employees of the Company those to whom Awards shall be granted and shall determine the amount of each Award. No Employee shall have any right to be granted an Award under the Plan. The receipt of an Award in any given year does not guarantee that any Award will be made in any succeeding year.


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               ARTICLE VI - STOCK OPTIONS AND DEFERRED STOCK UNITS

6.1   OPTION GRANTS

      Subject to the terms and provisions of the Plan, Options may be granted to eligible Employees at any time, and from time to time, as shall be determined by the Plan Administration Committee. The Plan Administration Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant.

6.2   OPTION AWARD AGREEMENT

      Each Option grant shall be evidenced by an Option Award agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the exercisability provisions of the Option, payment terms, and such other provisions as the Plan Administration Committee shall determine.

6.3   OPTION PRICE

      The Option Price for each grant of an Option shall be determined by the Plan Administration Committee; provided that, notwithstanding any other provision of the Plan, the Option Price shall not be less than the Fair Market Value of such Share on the date the Option is granted.

6.4   DURATION OF OPTIONS

      Each Option shall expire at such time as the Plan Administration Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than ten (10) years following the anniversary date of its grant.


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6.5   EXERCISE OF OPTIONS

      Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Plan Administration Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

      Options shall be exercised by the delivery of a written notice of exercise to the Plan Administration Committee, setting forth the number of Shares with respect to which the Option is to be exercised.

6.6   PAYMENT

      The method of payment of the Option Price related to any Option exercised shall be determined at the discretion of the Plan Administration Committee. However, without limitation, payment in the form of previously acquired Shares will be permitted at the discretion of the Plan Administration Committee.

6.7   GRANT OF DEFERRED STOCK UNITS

      Subject to the terms and provisions of the Plan, the Plan Administration Committee, at any time and from time to time, may grant Deferred Stock Units to Participants in such amounts as it shall determine in its discretion.

6.8   DSU AGREEMENT

      Each DSU grant shall be evidenced by a DSU Award agreement that shall specify the number of DSUs granted, the vesting period, the date of delivery of Shares and such other provisions as the Plan Administration Committee shall determine.


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6.9   VOTING RIGHTS

      Participants holding Deferred Stock Units granted hereunder shall have no voting rights with respect to the underlying Shares until such DSUs have vested and have been delivered.

6.10  DIVIDENDS

      During the period beginning on the date of grant and ending on the date of delivery of the underlying Shares, Participants holding DSUs granted hereunder shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations or converted into additional DSUs, upon such terms as the Plan Administration Committee establishes in its discretion.

      In the event that any dividend constitutes a "derivative security" or an "equity security" pursuant to Rule 16(a) of the Securities Exchange Act of 1934, as amended, or any successor thereto, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares underlying the DSUs with respect to which the dividend is paid.

6.11  RESTRICTIONS ON SHARE TRANSFERABILITY

      The Plan Administration Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan or a grant of DSUs as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.


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6.12  TERMINATION OF EMPLOYMENT

      In the event the employment of a Participant is terminated, the exercisability and duration of outstanding Options and the vesting of outstanding DSUs granted to that Participant shall be determined at the discretion of the Plan Administration Committee and the procedures shall be specified in the applicable Award agreement.

6.13  NON-TRANSFERABILITY OF OPTIONS AND DEFERRED STOCK UNITS

      No Option or DSU granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. Shares underlying each Deferred Stock Unit Award granted under the Plan shall become freely transferable by the Participant upon delivery.

6.14  DEFERRALS

      The Plan Administration Committee may permit a Participant to defer the delivery of Shares that would otherwise be due to such Participant by virtue of the vesting of Deferred Stock Units. If any such deferral election is permitted, the Plan Administration Committee shall, in its sole discretion, establish rules and procedures for such deferrals.


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                      ARTICLE VII - BENEFICIARY DESIGNATION

7.1   BENEFICIARY DESIGNATION

      Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administration Committee, and will be effective only when filed by the Participant in writing with the Plan Administration Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate. In the event that any question arises as to any beneficiary discretion, elect to pay any benefits remaining at the Participant's death to the Participant's estate.


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                      ARTICLE VIII - RIGHTS OF PARTICIPANTS

8.1   EMPLOYMENT

      Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's service to the Company at any time, nor confer upon any Participant any right to continue service as an employee of the Company.

8.2   PARTICIPATION

      No Employee shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.


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                ARTICLE IX - REORGANIZATION OR CHANGE IN CONTROL

9.1   REORGANIZATION

      If, in the event of a Reorganization, provision has not been made for substitution of new stock Options and/or DSUs by the surviving corporation for and having a value equal to the Options and/or DSUs held under the Plan at the date of such Reorganization, the owner of (i) such Options shall receive within thirty (30) days after such Reorganization in full satisfaction of such unexpired Options, cash representing the excess, if any, of the value of stock subject to such Option, valued with reference to the highest sale price at which the common stock of International is traded as reported for consolidated trading for issues listed on the New York Stock Exchange (or if not so listed, then as reported on any other national securities exchange) during the thirty (30) days preceding the date on which the Reorganization is consummated, over the applicable Option purchase price for such stock, without regard to the exercise dates provided in such Options under Section 6.5 of the Plan, and (ii) the owner of such DSUs shall receive the Shares underlying such DSUs.

9.2   CHANGE IN CONTROL

      In the event of a Change in Control, notwithstanding any other provision of the Plan to the contrary, all outstanding Options granted under the Plan shall immediately become exercisable, and all Deferred Stock Units shall immediately become vested.


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               ARTICLE X - AMENDMENT, MODIFICATION AND TERMINATION

10.1  AMENDMENT, MODIFICATION AND TERMINATION

      With the approval of the Board, at any time, and from time to time, the Plan Administration Committee may terminate, amend, or modify the Plan and any Award agreement outstanding hereunder.

10.2  AWARDS PREVIOUSLY GRANTED

      Notwithstanding Section 10.1, no termination, amendment, or modification of the Plan or of any Award agreement, shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding such Award.


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                            ARTICLE XI - WITHHOLDING

11.1  TAX WITHHOLDING

      The Company shall have the power and the right to deduct or withhold, or require Participants to remit to the Company, amounts sufficient to satisfy federal, state, and local taxes (including the Participants' FICA obligations) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. The Plan Administration Committee, in its sole discretion, shall promulgate rules governing methods by which such requirements are to be satisfied.


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                           ARTICLE XII - MISCELLANEOUS

12.1  GENDER AND NUMBER

      Except as otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2  SEVERABILITY

      In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3  REQUIREMENTS OF LAW

      The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.